Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF HAWAII

)
In re:	)	Chapter 11
)
HAWAIIAN TELCOM COMMUNICATIONS, INC., et al.,(1)	) )	Case No. 08-02005 (LK)
)
Debtors.	)	Jointly Administered
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF HAWAIIAN
TELCOM COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES

CADES SCHUTTE LLP		KIRKLAND & ELLIS LLP
1000 Bishop Street, Suite 1200		601 Lexington Avenue
Honolulu, Hawaii 96813-4202		New York, New York 10022—4611
Telephone:	(808) 521-9200	Telephone:	(212) 446—4800
Facsimile:	(808) 521-9210	Facsimile:	(212) 446—4900

Co-Counsel for the Debtors and Debtors in Possession

Dated: December 30, 2009

(1)          The Debtors, together with the last four digits of each Debtor’s federal tax identification number, are:  Hawaiian Telcom Communications, Inc. (0376); Hawaiian Telcom Holdco, Inc. (9868); Hawaiian Telcom, Inc. (9500); Hawaiian Telcom Services Company, Inc. (5722); Hawaiian Telcom IP Service Delivery Investment, LLC (9423); Hawaiian Telcom IP Service Delivery Research, LLC (9685); Hawaiian Telcom IP Video Investment, LLC (9295); and Hawaiian Telcom IP Video Research, LLC (9571).  The location of the Debtors’ corporate headquarters and the service address for all Debtors is:  1177 Bishop Street, Honolulu, HI 96813.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		1
A.	Rules of Interpretation, Computation of Time and Governing Law	1
B.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS		15
A.	Administrative Claims	15
B.	Priority Tax Claims	17

ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTORS		18
A.	Summary	18
B.	Classification and Treatment of Claims and Equity Interests	19

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		30

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		31
A.	General Settlement of Claims	31
B.	Restructuring Transactions	31
C.	Reorganized Hawaiian Telcom Holdco	32
D.	Sources of Consideration for Plan Distributions	32
E.	Corporate Existence	34
F.	Vesting of Assets in the Reorganized Debtors	35
G.	Cancellation of Securities and Agreements	35
H.	Surrender of Existing Securities	36
I.	Corporate Action	36
J.	Certificates of Incorporation and By-Laws	37
K.	Directors and Officers of Reorganized Hawaiian Telcom Holdco and the other Reorganized Debtors	38
L.	Management Equity Incentive Program	38
M.	Assumption of Collective Bargaining Agreement	38
N.	Pension Plans	38
O.	Management Employment Agreements	39
P.	2009 Performance Compensation Program	39
Q.	Effectuating Documents; Further Transactions	39
R.	Section 1146 Exemption	40

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S.	Preservation of Causes of Action	40

ARTICLE VI. RIGHTS OFFERING		41
A.	Issuance of Subscription Rights	41
B.	Subscription Period	41
C.	Subscription Purchase Price	42
D.	Exercise of Subscription Rights	42
E.	Transfer Restriction; Revocation	43
F.	Application of Excess Cash Proceeds	43

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Timing and Calculation of Distributions	43
B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	44

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS		48
A.	Resolution of Disputed Claims	48
B.	Disallowance of Claims	50
C.	Amendments to Claim	50
D.	No Distributions Pending Allowance	51
E.	Distributions After Allowance	51

ARTICLE IX. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		51
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	51
B.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	52
C.	Procedures for Counterparties to Executory Contracts and Unexpired Leases Assumed Pursuant to the Plan	52
D.	Survival of Corporate Reimbursement Obligations	53

ARTICLE X. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		55
A.	Conditions	55
B.	Waiver of Conditions	55
C.	Effect of Non-Occurrence of Conditions to the Effective Date	56

ARTICLE XI. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		56
A.	Compromise and Settlement	56

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B.	Releases	57
C.	Exculpation	58
D.	Injunction	58

ARTICLE XII. BINDING NATURE OF PLAN		59

ARTICLE XIII. RETENTION OF JURISDICTION		59

ARTICLE XIV. MISCELLANEOUS PROVISIONS		61
A.	Dissolution of Creditors’ Committee	61
B.	Modification of Plan	61
C.	Revocation of Plan	62
D.	Successors and Assigns	62
E.	Reservation of Rights	62
F.	Authority of the Reorganized Debtors to Impose Stock Trading Restrictions	62
G.	Section 1145 Exemption	63
H.	Payment of Statutory Fees	63
I.	Section 1125(e) Good Faith Compliance	63
J.	Further Assurances	63
K.	Severability	63
L.	Service of Documents	64
M.	Filing of Additional Documents	66
N.	No Stay of Confirmation Order	66

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JOINT CHAPTER 11 PLAN OF REORGANIZATION OF
HAWAIIAN TELCOM COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES

Hawaiian Telcom Communications, Inc. and certain of its affiliates, as debtors and debtors in possession, hereby respectfully propose the following joint plan of reorganization under chapter 11 of the Bankruptcy Code.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.            Rules of Interpretation, Computation of Time and Governing Law

1.             For purposes of this document:  (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

2.             The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.             Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Hawaii, without giving effect to the principles of conflict of laws thereof.

B.            Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.             “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ estates under sections 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, for:  (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ respective estates and operating their businesses; (b) Allowed Claims of Professionals in the Chapter 11 Cases; (c) amounts owing pursuant to the Cash Collateral Order; (d) amounts owing to the Debtors’ employees pursuant to the Performance Compensation Order; and (e) the fees and expenses of the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee to the extent Allowed under Article V.G.  Any fees or charges assessed against the Debtors’ estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Claim and shall be paid in accord with Article XIV.H of the Plan.

2.             “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

3.             “Allowed” means with respect to any Claim, except as otherwise provided herein:  (a) a Claim that is (i) scheduled by the Debtors in a liquidated amount and not as disputed or contingent or (ii) evidenced by a valid proof of claim and as to which the Debtors or other party in interest have not filed an objection by the Claims Objection Bar Date; or (b) a Claim that is Allowed pursuant to the Plan or any stipulation approved by, or order of, the Bankruptcy Court.

4.             “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

5.             “Bankruptcy Code” means title 11 of the United States Code, as may be amended from time to time.

6.             “Bankruptcy Court” means the United States Bankruptcy Court for the District of Hawaii, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the District of Hawaii.

7.             “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases and the general, local and chambers rules of the Bankruptcy Court.

8.             “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” as defined in Bankruptcy Rule 9006(a).

9.             “By-Laws” means the by-laws or operating agreement (as applicable) of each of the Reorganized Debtors, which will be included in the Plan Supplement.

10.           “Cash” means the legal tender of the United States of America or the equivalent thereof, including, without limitation, bank deposits and checks.

11.           “Cash Collateral Order” means the Final Order (I) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, and (II) Providing Adequate Protection to Prepetition Secured Parties Pursuant to Sections 361, 362 and 363 of Bankruptcy Code, dated January 16, 2009 [Docket No. 291], together with each of the subsequent extensions thereto.

12.           “Causes of Action” means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

13.           “Certificates of Incorporation” means the certificates, charters or articles of incorporation or articles of organization (as applicable) of each of the Reorganized Debtors, which are included in the Plan Supplement.

14.           “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors and styled In re Hawaiian Telcom Communications, Inc., et al., Chapter 11 Case No. 08-2005 (LK), which are currently pending before the Bankruptcy Court.

15.           “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

16.           “Claims Objection Bar Date” means the deadline for objecting to Claims, which shall be on the date that is sixty (60) days after the Effective Date, unless extended by an order of the Bankruptcy Court, upon notice and a hearing.

17.           “Claims Register” means the claims register maintained by the clerk of the Bankruptcy Court.

18.           “Claims Trading Motion” means the Motion of Hawaiian Telcom Communications, Inc., et al. for Entry of Interim and Final Orders Establishing Notification and Sell-Down Procedures for Trading in Claims Against the Debtors’ Estates Nunc Pro Tunc to the Petition Date, dated December 1, 2008 [Docket No. 18].

19.           “Class” means a category of holders of Claims or Equity Interests pursuant to section 1122(a) of the Bankruptcy Code.

20.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified having been satisfied or waived.

21.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

22.           “Confirmation Hearing” means the hearing before the Bankruptcy Court on the motion for entry of the Confirmation Order.

23.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

24.           “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 1, 2007, as may have been amended, supplemented or otherwise modified from time to time, among Hawaiian Telcom Holdco, Inc.; Hawaiian Telcom Communications, Inc., as Borrower; the Lenders Party Thereto

and Lehman Commercial Paper Inc., as Administrative Agent and Collateral Agent; Lehman Brothers Inc. and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Bookrunners; JPMorgan Chase Bank, N.A., as Syndication Agent; and Cobank, ACB and Wachovia Bank, N.A., as Co-Documentation Agents.

25.           “Creditors’ Committee” means the Official Committee of Unsecured Creditors, appointed pursuant to section 1102 of the Bankruptcy Code by the United States Trustee for the District of Delaware on December 12, 2008 and reconstituted by the United States Trustee for the District of Hawaii on January 28, 2009, as may be reconstituted from time to time.

26.           “Creditors’ Committee Avoidance Actions” means any and all Avoidance Actions against entities, other than the Debtors’ customers, current employees and current trade vendors, which shall be placed into the Litigation Trust.

27.           “Debtors” means, collectively, Hawaiian Telcom Communications, Inc.; Hawaiian Telcom Holdco, Inc.; Hawaiian Telcom, Inc.; Hawaiian Telcom Services Company, Inc.; Hawaiian Telcom IP Service Delivery Investment, LLC; Hawaiian Telcom IP Service Delivery Research, LLC; Hawaiian Telcom IP Video Investment, LLC; and Hawaiian Telcom IP Video Research, LLC.

28.           “Disclosure Statement” means the disclosure statement relating to the Plan, as amended, supplemented or modified from time to time, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code on August 28, 2009 [Docket No. 1131].

29.           “Disclosure Statement Order” means the Final Order of the Bankruptcy Court approving the Disclosure Statement entered on August 28, 2009 [Docket No. 1131].

30.           “Disputed Claim” means any Claim that is not yet Allowed.

31.           “Distribution Agent” means the entity or entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

32.           “Distribution Notification Date” means the date that is five days after the Confirmation Date.

33.           “Effective Date” means the date that is the first Business Day after the Confirmation Date on which:  (a) no stay of the Confirmation Order is in effect; and (b) all conditions precedent to the Effective Date have been satisfied or waived.

34.           “Eligible Senior Notes Claim Holder” means each holder of an Allowed Senior Notes Claim on the Rights Offering Record Date who timely certifies, in accordance with the procedures set forth under the Rights Offering, that it is: (a) a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933, as amended; or (b) an accredited investor as defined in Rule 501 under the Securities Act of 1933, as amended, and who has timely delivered an investor certificate certifying to that effect.

35.           Emergence Costs” means the administrative costs associated with emerging from the Chapter 11 Cases that are payable on or after the Effective Date, including, without limitation, accrued Allowed Professional Fee Claims, the Allowed fees and expenses of the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee and the Cash in the Unsecured Claims Fund.

36.           “Equity Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date.

37.           “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection pursuant to section 365 of the Bankruptcy Code.

38.           “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing will have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice.

39.           “General Unsecured Claim” means a Claim against any of the Debtors, other than an Administrative Claim, Priority Tax Claim, Priority Non-Tax Claim, Secured Tax Claim, Senior Secured Claim, Senior Notes Claim, Subordinated Notes Claim, Intercompany Claim or Section 510(b) Claim.

40.           “Hawaiian Telcom Communications, Inc. General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom Communications, Inc.

41.           “Hawaiian Telcom Holdco Equity Interest” means an Equity Interest in Hawaiian Telcom Holdco, Inc.

42.           “Hawaiian Telcom Holdco, Inc. General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom Holdco, Inc.

43.           “Hawaiian Telcom, Inc. General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom, Inc.

44.           “Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom IP Service Delivery Investment, LLC.

45.           “Hawaiian Telcom IP Service Delivery Research, LLC General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom IP Service Delivery Research, LLC.

46.           “Hawaiian Telcom IP Video Investment, LLC General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom IP Video Investment, LLC.

47.           “Hawaiian Telcom IP Video Research, LLC General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom IP Video Research, LLC.

48.           “Hawaiian Telcom Services Company, Inc. General Unsecured Claim” means a General Unsecured Claim against Hawaiian Telcom Services Company, Inc.

49.           “Impaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is not Unimpaired.

50.           “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

51.           “Intercompany Interest” means an Equity Interest in a Debtor or an Affiliate held by any Debtor.

52.           “Interim Compensation Procedures Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals and Official Committee Members, dated January 26, 2009 [Docket No. 352].

53.           “LIBOR” means the London Interbank Offered Rate.

54.           “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

55.           “Lien Investigation/Prosecution Fees” means the Allowed Professional Fee Claims of any Professionals retained by the Creditors’ Committee that may not be reimbursed from cash collateral pursuant to paragraph 5(c) of the Cash Collateral Order.

56.           “Litigation Trust” means a form of trust for the benefit of holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims, substantially in the form contained in the Plan Supplement, which form shall be agreed upon by the Debtors, the Senior Secured Parties and the Creditors’ Committee, and, which trust shall be funded by the proceeds of such Creditors’ Committee Avoidance Actions.

57.           “Management Employment Agreements” means certain employment agreements in effect as of the Petition Date between the Debtors and members of the Debtors’ senior management team, as may be amended, which are included in the Plan Supplement.

58.           “Management Equity Incentive Program” means a management incentive compensation program that provides for a reserve of New Common Stock on the Effective Date equal to 10% of the Outstanding New Common Stock on a fully diluted basis for issuance in connection with the grant of compensatory equity incentive awards to management in such amounts and on such terms and conditions as determined by the New Hawaiian Telcom Holdco Board in its discretion.  The Management Equity Incentive Program represents a fundamental aspect of the Plan, and both the Debtors and the Senior Secured Parties expressly intend that a meaningful portion of the share reserve under the Management Equity Incentive Program shall be subject to issuance pursuant to equity awards granted by the New Hawaiian Telcom Holdco Board as soon as reasonably practicable but in no event later than sixty (60) days following the Effective Date.

59.           “New Common Stock” means common stock of Reorganized Hawaiian Telcom Holdco, par value of $0.01 per share.

60.           “New Hawaiian Telcom Holdco Board” means the initial board of directors of Reorganized Hawaiian Telcom Holdco.

61.           “New Term Loan” means that certain senior secured term loan with a first priority lien on all assets of the Reorganized Debtors in the original principal amount of $300,000,000 bearing interest in all cases equal to the greater of LIBOR and 3.0% plus (a) for the period from the Effective Date through the end of calendar year 2010, 3.0% per annum and, for the period from July 1, 2010 to December 31, 2010, an incremental 3.0% per annum which shall be payable in kind or as otherwise provided in the New Term Loan; (b) for the calendar year 2011, 4.5% per annum and an incremental 1.5% per annum which shall be payable in kind or as otherwise provided in the New Term Loan; and (c) for the calendar year 2012 and at all times thereafter 6.0% per annum; with customary carve-outs and baskets, including a basket for a first-out senior secured revolving credit facility with a first priority lien on all assets of the Reorganized Debtors in the original principal amount of $30,000,000, bearing interest at a rate consistent with market terms; and all other documents entered into in connection therewith, substantially in the form contained in the Plan Supplement.

62.           “New Warrants” means warrants to acquire a number of shares of New Common Stock equal to 12.75% of the Outstanding New Common Stock (on a diluted basis prior to consideration of the New Common Stock reserved for the Management Equity Incentive Program) at a 12.5% discount to the Plan Equity Value and with an expiry date of five years from the Effective Date.

63.           “New Warrant Agreement” means that certain warrant agreement, dated as of the Effective Date and substantially in the form included in the Plan Supplement, pursuant to which Reorganized Hawaiian Telcom Holdco shall issue New Warrants to holders of Allowed Senior Notes Claims.

64.           “Other Secured Claim” means any Secured Claim, other than a Secured Tax Claim or a Senior Secured Claim.

65.           “Outstanding New Common Stock” means the 10,000,000 shares of New Common Stock to be issued as of the Effective Date on account of the Senior Secured Claims.

66.           “Performance Compensation Order” means the Order Authorizing the Debtors to Honor Their Annual Performance Compensation Program for Calendar Year 2008, dated April 23, 2009 [Docket No. 678].

67.           “Petition Date” means December 1, 2008.

68.           “Plan” means the Debtors’ joint chapter 11 plan of reorganization as may be altered, amended, modified or supplemented from time to time, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules.

69.           “Plan Equity Value” means $160 million.

70.           “Plan Supplement” means, as it may be amended prior to the Effective Date, the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan, which documents shall be in a form and substance reasonably satisfactory to the Senior Secured Parties.

71.           “Priority Non-Tax Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

72.           “Priority Tax Claims” means any and all Claims of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

73.           “Professional” means an entity:  (a) employed in these Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

74.           “Professional Fee Claim” means any Administrative Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional through the Effective Date.

75.           “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

76.           “Pro Rata” means:  (a) with respect to holders of General Unsecured Claims, the ratio of the amount of an Allowed Claim in Classes 7, 8, 9, 10, 11, 12, 13 or 14 to the aggregate amount of the Unsecured Claims Fund; and (b) with respect to Claims other than General Unsecured Claims, the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of all Allowed Claims in such Class.

77.           “Releasing Parties” means:  (a) all present and former directors and officers of the Debtors who were directors or officers on or after the Petition Date; (b) any other entity who serves or served as a member of the management of the Debtors on or after the Petition Date; (c) all present and former members of the Creditors’ Committee; (d) all present and former directors and officers and other entities who serve or served as members of the management of any present or former member of the Creditors’ Committee; (e) the Senior Secured Agent and the Senior Secured Parties; (f) the Senior Notes Indenture Trustee; (g) the Subordinated Notes Indenture Trustee; and (h) all advisors, consultants or professionals of or to the Debtors, the Creditors’ Committee and members of the Creditors’ Committee, the Senior Secured Agent, the Senior Secured Parties, the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee.

78.           “Reorganized Debtors” means the Debtors, including, without limitation, any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date, and includes Reorganized Hawaiian Telcom Holdco.

79.           “Reorganized Hawaiian Telcom Holdco” means Hawaiian Telcom Holdco, Inc., including, without limitation, any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

80.           “Restructuring Transactions” means those transactions set forth in Article V of the Plan.

81.           “Rights Offering” means that certain rights offering by Reorganized Hawaiian Telcom Holdco pursuant to which Eligible Senior Notes Claim Holders shall have the right to purchase New Common Stock in the aggregate amount of up to $50,000,000 based upon the Plan Equity Value; provided that the Rights Offering is subject to a minimum participation of $1,000,000.

82.           “Rights Offering Agent” means the Financial Balloting Group LLC.

83.           “Rights Offering Record Date” means the Voting Record Date.

84.           “Rights Offering Trust Account” means the trust account or similarly segregated account or accounts maintained by the Rights Offering Agent in accordance with Article VI of the Plan, which shall be separate and apart from the

Rights Offering Agent’s general operating funds and/or any other funds subject to any Lien or any cash collateral arrangement.

85.           “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time.

86.          “SEC” means the Securities and Exchange Commission.

87.           “Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

88.           “Secured Claim” means any Claim (a) to the extent reflected in the Schedules or upon a Proof of Claim as a Secured Claim, which is secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

89.           “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

90.           “Senior Fixed Rate Notes” means the senior fixed rate notes issued pursuant to the Senior Notes Indenture in the aggregate principal amount of $200 million bearing interest at a rate of 9.75% per year.

91.           “Senior Floating Rate Notes” means the senior floating rate notes issued pursuant to the Senior Notes Indenture in the aggregate principal amount of $150 million bearing interest at a rate reset and payable semi-annually at LIBOR, plus 5.5%.

92.           “Senior Notes” means the Senior Fixed Rate Notes and the Senior Floating Rate Notes.

93.           “Senior Notes Claim” means a Claim derived from or based upon the Senior Notes Indenture.

94.           “Senior Notes Indenture” means that certain indenture, dated as of May 2, 2005, with respect to the Senior Floating Rate Notes due 2013 and the 9.75% Senior Fixed Rate Notes due 2013.

95.           “Senior Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as indenture trustee under the Senior Notes Indenture.

96.           “Senior Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Senior Notes Indenture Trustee is entitled, pursuant to the Senior Notes Indenture, against distributions to be made to holders of Senior Notes Claims for payment of any Senior Notes Indenture Trustee fees.

97.           “Senior Secured Agent” means Lehman Commercial Paper Inc., including, without limitation, any predecessor or successor thereto, by merger, consolidation or otherwise, as administrative agent under the Credit Agreement.

98.           “Senior Secured Claim” means a Claim derived from or based upon the Senior Secured Obligations.

99.           “Senior Secured Obligations” means:  (a) the obligations owing to the Senior Secured Agent and the lenders under the Credit Agreement; and (b) the obligations owing to the Swap Counterparties under the Swap Agreements.

100.         “Senior Secured Parties” means the lender parties under the Credit Agreement and the Swap Counterparties under the Swap Agreements.

101.         “Subordinated Notes” means the subordinated notes issued pursuant to the Subordinated Notes Indenture in the aggregate principal amount of $150 million bearing interest at a rate of 12.5% per year.

102.         “Subordinated Notes Claim” means a Claim derived from or based upon the Subordinated Notes Indenture, other than Claims arising under section 7.07 of the Subordinated Notes Indentures, which Claims shall be treated as General Unsecured Claims.

103.         “Subordinated Notes Indenture” means that certain indenture, dated as of May 2, 2005, with respect to the 12.5% Senior Subordinated Notes due 2015.

104.         “Subordinated Notes Indenture Trustee” means Deutsche Bank National Trust, in its capacity as indenture trustee under the Subordinated Notes Indenture.

105.         Subordinated Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Subordinated Notes Indenture Trustee is entitled, pursuant to the Subordinated Notes Indenture, against the distribution made to holders of Senior Notes Claims.

106.         “Subscription Expiration Date” means November 16, 2009, which shall be the final date by which an Eligible Senior Notes Claim Holder may elect to subscribe to the Rights Offering.

107.         “Subscription Form” means the form which an Eligible Senior Notes Claim Holder must complete and return to the Rights Offering Agent in order to exercise Subscription Rights.

108.         “Subscription Purchase Price” means $16.00 per share, based upon the Plan Equity Value.

109.         “Subscription Right” means the right to subscribe for one share of New Common Stock at the Subscription Purchase Price on the terms and subject to the conditions set forth in Article VI of the Plan.

110.         “Swap Agreements” means:  (a) the obligations owing under that certain ISDA Master Agreement (Multicurrency-Cross Border), dated as of October 24, 2007, between Goldman Sachs Bank USA (as successor to Goldman Sachs Capital Markets, L.P.) and Hawaiian Telcom Communications, Inc. and guaranteed by the Goldman Sachs Group, Inc.; and (b) the obligations owing under that certain ISDA Master Agreement dated as of June 16, 2005, as amended and supplemented from time to time, between JPMorgan Chase Bank, N.A. and Hawaiian Telcom Communications, Inc.

111.         “Swap Counterparties” means Goldman Sachs Bank USA (as successor to Goldman Sachs Capital Markets, L.P.) and JPMorgan Chase Bank, N.A.

112.         “Unencumbered Assets” means all assets of the Debtors that are not subject to valid, perfected Liens, including, without limitation, the valid, perfected Liens of the Senior Secured Parties, the value of which shall not exceed $36 million.

113.         “Unexpired Lease” means a lease of non-residential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

114.         “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

115.         “Unsecured Claims Fund” means Cash in an aggregate amount equal to $500,000.

116.         “Voting Classes” means Classes 3, 5, 7, 8, 9, 10, 11, 12, 13 and 14.

117.         “Voting Deadline” means November 2, 2009, which was the deadline for, among other things, voting to accept or reject the Plan.

118.         “Voting Record Date” means August 14, 2009, which was the date set forth in the order approving the disclosure statement related to this Plan for determining the holders of claims entitled to vote to accept or reject the Plan.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

A.            Administrative Claims

1.             Payment of Administrative Claims

Unless otherwise agreed to by the holder of an Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than any Professional Fee Claim), including the Allowed Administrative Claims of the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee subject to the restrictions and caps set forth in Article V.G, will receive, in full and final satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either:  (a) on the Effective Date; (b) if the Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the holders of such Allowed Administrative Claims.  Administrative Claims arising pursuant to the Debtors’ 2008 Performance Compensation Program shall be paid in accordance with the Performance Compensation Order.

The Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee shall not be entitled to the payment of any fees and expenses to the extent such fees and expenses exceed the caps set forth in or are otherwise not in compliance with Article V.G, and any Claim for any such fees and expenses in excess of such caps and restrictions shall not be Allowed.

2.             Professional Compensation

(a)           Final Fee Applications

All final requests for payment of Professional Fee Claims, including any amounts held back pursuant to the Interim Compensation Procedures Order must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 45 days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court and paid by the Reorganized Debtors.  For the avoidance of doubt, the Allowed Professional Fee Claims of the Professionals retained by the Creditors’ Committee with respect to the Lien Investigation/Prosecution Fees shall also be paid as an Administrative Claim, along with all other Allowed Professional Fee Claims, subject to disallowance as set forth in Article II.A.2(c) of the Plan.  Notwithstanding the foregoing, all amounts due and owing pursuant to the Cash Collateral Order to the Professionals of the Senior  Secured Parties shall be paid in accordance with the provisions contained therein, and shall not be subject to the provisions of this paragraph.

(b)           Post-Effective Date Professional Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses related to implementation and consummation of the Plan incurred by the Reorganized Debtors.  Subject to Article II.2(c)(iiii), upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

(c)           Professional Fee Claims of the Creditors’ Committee

(i)            To the extent any and all Lien Investigation/Prosecution Fees and accrued and unpaid Professional Fee Claims of the Professionals retained by the Creditors’ Committee  as of the Effective Date cause the Emergence Costs to exceed $20 million in the aggregate, such Lien Investigation/Prosecution Fees and accrued and unpaid Professional Fees Claims shall not be Allowed in connection with the Final Fee Applications of such Professionals filed pursuant to Article II.2(a).  Any such fees and expenses that have been paid but are subsequently not Allowed shall be returned promptly to the Reorganized Debtors.

(ii)           Any Professional Fees Claims asserted by Professionals retained by the Creditors’ Committee on account of “success,” “transaction” or similar fees shall not be Allowed.

(iii)          Any Professional Fee Claim asserted by the Creditors’ Committee’s financial advisors on account of services rendered after December 18, 2009 shall not be Allowed.

B.            Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive one of the following treatments on account of such Claim:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period not more than five years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS IN THE DEBTORS

A.            Summary

1.             This Plan constitutes a separate chapter 11 plan for each Debtor.  Except for the claims addressed in Article II above (or as otherwise set forth herein), all Claims against a particular Debtor are placed in Classes for each of the Debtors.  In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims and Priority Tax Claims, as described in Article III.

2.             Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Equity Interests in each of the Debtors.  The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

3.             Summary of Classification and
Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting
1	Priority Non-Tax Claims	Unimpaired	No (presumed to accept)
2	Secured Tax Claims	Unimpaired	No (presumed to accept)
3	Senior Secured Claims	Impaired	Yes
4	Other Secured Claims	Unimpaired	No (presumed to accept)
5	Senior Notes Claims	Impaired	Yes
6	Subordinated Notes Claims	Impaired	No (deemed to reject)
7	Hawaiian Telcom Communications, Inc. General Unsecured Claims	Impaired	Yes

Class	Claim	Status	Voting
8	Hawaiian Telcom Holdco, Inc. General Unsecured Claims	Impaired	Yes
9	Hawaiian Telcom, Inc. General Unsecured Claims	Impaired	Yes
10	Hawaiian Telcom Services Company, Inc. General Unsecured Claims	Impaired	Yes
11	Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claims	Impaired	Yes
12	Hawaiian Telcom IP Service Delivery Research, LLC General Unsecured Claims	Impaired	Yes
13	Hawaiian Telcom IP Video Investment, LLC General Unsecured Claims	Impaired	Yes
14	Hawaiian Telcom IP Video Research, LLC General Unsecured Claims	Impaired	Yes
15	Intercompany Claims	Unimpaired	No (presumed to accept)
16	Intercompany Interests	Unimpaired	No (presumed to accept)
17	Hawaiian Telcom Holdco Equity Interests	Impaired	No (deemed to reject)
18	Section 510(b) Claims	Impaired	No (deemed to reject)

B.            Classification and Treatment of Claims and Equity Interests

1.             Class 1—Priority Non-Tax Claims

(a)           Classification:  Class 1 consists of Priority Non-Tax Claims.

(b)           Voting:  Class 1 is Unimpaired, and holders of Class 1 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of an Allowed Priority-Non Tax Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Allowed Priority Non-Tax Claim, each holder of such Allowed Priority Non-Tax Claim shall be paid in full in Cash on the later of the Effective Date and the date such Priority Non-Tax Claim becomes Allowed, or as soon as practicable thereafter.

2.             Class 2—Secured Tax Claims

(a)           Classification:  Class 2 consists of Secured Tax Claims.

(b)           Voting:  Class 2 is Unimpaired, and holders of Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the holders of Class 2 Claims are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Allowed Secured Tax Claim, each holder of such Allowed Secured Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) Cash on the Effective Date in an amount equal to such Allowed Secured Tax Claim, (ii) commencing on the Effective Date and continuing over a period not exceeding five years from the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable rate under non-bankruptcy law, subject to the sole option of the Debtors or the Reorganized Debtors to prepay the entire amount of the Allowed Secured Tax Claim or (iii) regular Cash payments in a manner not less favorable than the most favored non-priority unsecured Claim provided for by the Plan.

3.             Class 3—Senior Secured Claims

(a)           Classification:  Class 3 consists of Senior Secured Claims.

(a)           Allowance:  On the Effective Date, the Senior Secured Claims are Allowed in the aggregate amount of $599,072,812.57 (consisting of $589,838,681.00 outstanding as of the Commencement Date and $9,234,131.57 in payable in kind interest through October 31, 2009 in accordance with the Cash Collateral Order), plus (a) the payment of cash interest calculated at the non-default rate of interest with respect to $300 million of the outstanding Senior Secured Obligations from November 1, 2009 through the Effective Date; (b) the deemed payment of interest with respect to the balance of the outstanding Senior Secured Obligations, with such amount being included in the amount of Senior Secured Claims to the Senior Secured Agent, on behalf of the Senior Secured Parties, under the Cash Collateral Order between November 1, 2009 and the Effective Date; (c) all accrued and unpaid fees and expenses (including, but not limited to, the documented fees and expenses of legal counsel and other professionals retained by the Senior Secured Parties (including the fees of Houlihan Lokey pursuant to the terms of its engagement letter, dated November 6, 2008, between Houlihan Lokey, the Debtors and Weil, Gotshal & Manges LLP, as counsel to the Senior Secured Agent and the Prepetition Lenders)) owing as of the Effective Date with respect to the Senior Secured Obligations or provided for in the Prepetition Financing Documents (as defined in the Cash Collateral Order); and (d) unpaid documented fees and expenses due and payable under the Prepetition Financing Documents (as defined in the Cash Collateral Order) as of the Effective Date, including, but not limited to, the documented fees and expenses of legal counsel and other professionals retained by the Senior Secured Parties, each without prejudice to the rights of the Senior Secured Parties to assert the entitlement to payment or accrual of interest at the default rates of interest as provided for in the Credit Agreement.  Notwithstanding anything to the contrary in the Debtors’ schedules of assets and liabilities, the claim of Goldman Sachs Bank USA, in its capacity as party to that certain ISDA Master Agreement (Multi-currency Cross Border), dated as of October 24, 2007, shall be Allowed in the aggregate amount of $7,780,662.82 (consisting of $7,665,935.00 outstanding as of the Commencement Date and $114,727.82 in payable in kind interest through October 31, 2009 in accordance with the Cash Collateral Order), which amount is included in the Allowed Senior Secured Claims, plus amounts set forth in (a) through (d) above.

(b)           Voting:  Class 3 is Impaired, and holders of Class 3 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  On the Effective Date, and subject to the right of election described below, in full and final satisfaction and discharge of and in exchange for each Allowed Senior Secured Claim, each holder of such Allowed Senior Secured Claim shall receive:

(i)            such holder’s Pro Rata share of the New Term Loan; and

(ii)           such holder’s Pro Rata share (after accounting for the reduction of such holder’s Senior Secured Obligations as a result of the receipt of such holder’s Pro Rata share of the New Term Loan) of 100% of the Outstanding New Common Stock, subject to dilution on account of the New Warrants, the Rights Offering and the Management Equity Incentive Program.

(d)           Right of Election:  On the Plan ballot form, holders of Allowed Class 3 Claims shall be provided the right to elect, in their sole and absolute discretion, to receive either additional New Term Loan debt or Outstanding New Common Stock;  provided, however, to the extent there is an imbalance between the face value of New Term Loan debt and the amount of Outstanding New Common Stock shares elected by Holders of Allowed Class 3 Claims, either the debt amount or common stock elected will be reduced Pro Rata to each participant to eliminate the imbalance; and further provided, however, the Debtors shall retain the right to adjust (using a comparable methodology to the sell-down procedure set forth in the Claims Trading Motion) the amount of Outstanding New Common Stock distributed to electing Holders of an Allowed Class 3 Claim as necessary to ensure that the Debtors qualify for section 382(l)(5) of the Internal Revenue Code.  Each Holder of Allowed Class 3 Claims must affirmatively elect to exercise these rights as part of submitting its vote on the Plan.

4.             Class 4—Other Secured Claims

(a)           Classification:  Class 4 consists of Other Secured Claims.

(b)           Voting:  Class 4 is Unimpaired, and holders of Class 4 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the holders of Class 4 Claims are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Allowed Other Secured Claim, on the later of the Effective Date and the date such Other Secured Claim becomes Allowed, or as soon as practicable thereafter, at the sole option of the Reorganized Debtors, upon consultation with the Senior Secured Agent and its counsel:

(i)            each Allowed Other Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default;

(ii)           each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable; or

(iii)          each holder of an Allowed Other Secured Claim shall receive the collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured

Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code.

5.             Class 5—Senior Notes Claims

(a)           Classification:  Class 5 consists of Senior Notes Claims.

(b)           Allowance:  On the Effective Date, Senior Notes Claims shall be Allowed in the aggregate amount of $368,976,750.

(c)           Voting:  Class 5 is Impaired, and holders of Class 5 Claims are entitled to vote to accept or reject the Plan.

(d)           Treatment:  On the Effective Date, in full and final satisfaction and discharge of and in exchange for each Allowed Senior Notes Claim:

(i)            each holder of an Allowed Senior Notes Claim shall receive its Pro Rata share of the New Warrants;

(ii)           each holder of an Allowed Senior Notes Claim shall receive its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions; and

(iii)          each Eligible Senior Notes Claim Holder shall receive its Pro Rata share of Subscription Rights.

6.             Class 6—Subordinated Notes Claims

(a)           Classification:  Class 6 consists of Subordinated Notes Claims.

(b)           Allowance:  On the Effective Date, Subordinated Notes Claims shall be deemed Allowed in the aggregate amount of $160,937,500.

(c)           Voting:  Class 6 is Impaired, and holders of Class 6 Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, the holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

(d)           Treatment:  Holders of Subordinated Notes Claims shall not receive or retain any interest or property under the Plan on account of such Subordinated Notes Claims.  The treatment of the Subordinated Notes Claims under the Plan is in accordance with and gives effect to the provisions of section 510(a) of the Bankruptcy Code.

7.             Class 7—Hawaiian Telcom
Communications, Inc. General Unsecured Claims

(a)           Classification:  Class 7 consists of Hawaiian Telcom Communications, Inc. General Unsecured Claims.

(b)           Voting:  Class 7 is Impaired by the Plan, and holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom Communications, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom Communications, Inc. General Unsecured Claim, each holder of an Allowed Hawaiian Telcom Communications, Inc. General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

8.             Class 8—Hawaiian Telcom Holdco, Inc. General Unsecured Claims

(a)           Classification:  Class 8 consists of Hawaiian Telcom Holdco, Inc. General Unsecured Claims.

(b)           Voting:  Class 8 is Impaired by the Plan, and holders of Class 8 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom Holdco, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom Holdco, Inc. General Unsecured Claim, each holder of an Allowed Hawaiian Telcom Holdco, Inc. General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes

Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

9.             Class 9—Hawaiian Telcom, Inc. General Unsecured Claims

(a)           Classification:  Class 9 consists of Hawaiian Telcom, Inc. General Unsecured Claims.

(b)           Voting:  Class 9 is Impaired by the Plan, and holders of Class 9 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom, Inc. General Unsecured Claim, each holder of an Allowed Hawaiian Telcom, Inc. General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

10.           Class 10—Hawaiian Telcom
Services Company, Inc. General Unsecured Claims

(a)           Classification:  Class 10 consists of Hawaiian Telcom Services Company, Inc. General Unsecured Claims.

(b)           Voting:  Class 10 is Impaired by the Plan, and holders of Class 10 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom Services Company, Inc. General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom Services Company, Inc. General Unsecured Claim, each holder of an Allowed Hawaiian Telcom Services Company, Inc. General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

11.           Class 11—Hawaiian Telcom IP Service
Delivery Investment, LLC General Unsecured Claims

(a)           Classification:  Class 11 consists of Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claims.

(b)           Voting:  Class 11 is Impaired by the Plan, and holders of Class 11 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claim, each holder of an Allowed Hawaiian Telcom IP Service Delivery Investment, LLC General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

12.           Class 12—Hawaiian Telcom IP Service
Delivery Research, LLC General Unsecured Claims

(a)           Classification:  Class 12 consists of Hawaiian Telcom IP Service Delivery Research, LLC General Unsecured Claims.

(b)           Voting:  Class 12 is Impaired by the Plan, and holders of Class 12 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom IP Service Delivery Research, LLC General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom IP Service Delivery Research, LLC General

Unsecured Claim, each holder of an Allowed Hawaiian Telcom IP Service Delivery Research, LLC General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

13.           Class 13—Hawaiian Telcom IP Video
Investment, LLC General Unsecured Claims

(a)           Classification:  Class 13 consists of Hawaiian Telcom IP Video Investment, LLC General Unsecured Claims.

(b)           Voting:  Class 13 is Impaired by the Plan, and holders of Class 13 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom IP Video Investment, LLC General Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom IP Video Investment, LLC General Unsecured Claim, each holder of an Allowed Hawaiian Telcom IP Video Investment, LLC General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

14.           Class 14—Hawaiian Telcom
IP Video Research, LLC General Unsecured Claims

(a)           Classification:  Class 14 consists of Hawaiian Telcom IP Video Research, LLC General Unsecured Claims.

(b)           Voting:  Class 14 is Impaired by the Plan, and holders of Class 14 Claims are entitled to vote to accept or reject the Plan.

(c)           Treatment:  Except to the extent that a holder of a Hawaiian Telcom IP Video Research, LLC General Unsecured Claim

agrees to a less favorable treatment, in full and final satisfaction and discharge of and in exchange for each Hawaiian Telcom IP Video Research, LLC General Unsecured Claim, each holder of an Allowed Hawaiian Telcom IP Video Research, LLC General Unsecured Claim shall receive on the later of the Effective Date and the date such Claim becomes Allowed, or as soon as practicable thereafter:  (a) Cash in an amount equal to its Pro Rata share of the Unsecured Claims Fund and (b) Cash in an amount equal to its Pro Rata share of the proceeds of the Creditors’ Committee Avoidance Actions.

15.           Class 15—Intercompany Claims

(a)           Classification:  Class 15 consists of Intercompany Claims.

(b)           Voting:  Class 15 is Unimpaired, and holders of Class 15 Claims, by virtue of their status as a Debtor or an Affiliate of a Debtor, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  At the option of the Debtors or the Reorganized Debtors, as applicable, Intercompany Claims may be reinstated or cancelled as of the Effective Date.  No distribution shall be made on account of Intercompany Claims.

16.           Class 16—Intercompany Interests

(a)           Classification:  Class 16 consists of all Intercompany Interests.

(b)           Voting:  Class 16 is Unimpaired, and holders of Class 16 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Intercompany Interests shall be reinstated on the Effective Date.

17.           Class 17—Hawaiian Telcom Holdco Equity Interests

(a)           Classification:  Class 17 consists of Hawaiian Telcom Holdco Equity Interests.

(b)           Voting:  Class 17 is Impaired, and holders of Class 17 Equity Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Hawaiian Telcom Holdco Equity Interests are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Holders of Hawaiian Telcom Holdco Equity Interests shall not receive any distribution on account of such Hawaiian Telcom Holdco Equity Interests.  On the Effective Date, all Hawaiian Telcom Holdco Equity Interests shall be extinguished.

18.           Class 18—Section 510(b) Claims

(a)           Classification:  Class 18 consists of Section 510(b) Claims.

(b)           Voting:  Class 18 is Impaired, and holders of Class 18 Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, holders of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

(c)           Treatment:  Holders of Section 510(b) Claims shall not receive any distribution on account of such 510(b) Claims.  On the Effective Date, all Section 510(b) Claims shall be discharged.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right to modify Article III of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     General Settlement of Claims

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.  Subject to Article VII, all distributions made to holders of Allowed Claims in any Class are intended to be and shall be final.

B.                                     Restructuring Transactions

On the Effective Date, the Debtors or the Reorganized Debtors shall enter into the following transactions and take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Reorganized Debtors, as and to the extent provided therein.  The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations or other corporate transactions as may be determined by the Debtors or the Reorganized Debtors, as applicable, to be necessary or appropriate.  The actions to effect the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.                                    Reorganized Hawaiian Telcom Holdco

On the Effective Date, the New Hawaiian Telcom Holdco Board shall be established.  Reorganized Hawaiian Telcom Holdco shall be authorized to adopt any agreements, documents and instruments and to take any other actions contemplated by the Plan as necessary or desirable to consummate the Plan.

D.                                    Sources of Consideration for Plan Distributions

1.             Cash on Hand

The Reorganized Debtors shall fund Cash distributions under the Plan with Cash on hand, including Cash from operations.

2.             The New Term Loan

On the Effective Date, the Reorganized Debtors shall enter into the New Term Loan.  Confirmation shall be deemed approval of the New Term Loan (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith), authorization for the Reorganized Debtors to enter into and execute the New Term Loan documents and to grant liens on all of the Reorganized Debtors’ assets, subject to such modifications as the Reorganized Debtors and the Senior Secured Parties may deem to be reasonably necessary to consummate such New Term Loan.

3.             Intercompany Account Settlement

The Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

4.             New Common Stock

The issuance of the New Common Stock, including options or other equity awards, if any, reserved for the Management Equity Incentive Program, by Reorganized Hawaiian Telcom Holdco is authorized without the need for any further action by the holders of Claims or Equity Interests.  The Certificate of

Incorporation of Reorganized Hawaiian Telcom Holdco shall be amended to authorize the issuance of 20,000,000 common shares.  On the Effective Date, Reorganized Hawaiian Telcom Holdco will issue and distribute 100% of the initial number of shares of Outstanding New Common Stock to the Distribution Agent for the benefit of holders of Allowed Claims in Class 3, subject to dilution on account of the New Warrants, Rights Offering and Management Equity Incentive Program.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.  Each distribution and issuance referred to in Article III shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each entity receiving such distribution or issuance.  For purposes of distribution, the Outstanding New Common Stock shall be deemed to have the value assigned to it based upon, among other things, the Plan Equity Value, regardless of the date of distribution.

The Debtors shall use commercially reasonable efforts to have the New Common Stock listed on a nationally recognized public exchange upon the Effective Date.  In the event the Debtors are unable to have the New Common Stock so listed, the Reorganized Debtors shall continue to utilize commercially reasonable efforts for a year after the Effective Date to have the stock listed on a nationally recognized public exchange.  Notwithstanding that the Reorganized Debtors may not be subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Reorganized Debtors shall (a) to the extent possible, file with the SEC, and (b) to the extent not possible, provide to the holders of the New Common Stock and the New Warrants, by (i) posting the same on a publicly available portion of its website, or (ii) furnishing copies to addresses on record within 15 days after it would have been required to file the same with the SEC if it were subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, all quarterly and annual financial statements that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (but not any other information); provided, however the Company will be deemed to have furnished such reports if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Upon the Effective Date, in the event the Debtors determine that a registration rights agreement and/or a shareholders’ agreement are advisable, then, subject to obtaining the consent of the Senior Secured Agent, Reorganized

Hawaiian Telcom Holdco shall enter into such agreements with each entity that is to be a counter-party thereto or such agreements shall be deemed to be valid, binding and enforceable in accordance with their respective terms, and each holder of New Common Stock shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized Hawaiian Telcom Holdco; provided, however, that any such agreement shall not be binding upon the holders of the New Warrants or the New Common Stock underlying the New Warrants.  Notwithstanding the foregoing, holders of New Common Stock may be permitted to be signatories to the registration rights agreement and shareholders’ agreement (if any), if they so desire.

5.             New Warrants

On the Effective Date, the Distribution Agent shall issue the New Warrants to the holders of Allowed Senior Notes Claims in Class 5 pursuant to the terms of the New Warrant Agreement.  All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.  Each distribution and issuance referred to in Article III shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each entity receiving such distribution or issuance.

E.                                     Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial or federal law).

F.                                     Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property in each estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens securing the New Term Loan).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Equity Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.                                    Cancellation of Securities and Agreements

On the later of the Effective Date and the date on which distributions are made pursuant to the Plan, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Credit Agreement, the Senior Notes Indenture, the Subordinated Notes Indenture and any other certificate, equity security, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that are reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors and their affiliates, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, by-laws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, New Warrants or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligation of or ownership interest in the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, that, notwithstanding Confirmation or consummation of the Plan, any such indenture or agreement that governs the rights of the holder of a Claim shall, to the extent necessary, continue in effect solely for purposes of (i) allowing the holders of Senior Notes Claims to receive their distributions hereunder, (ii) allowing distributions to be made on account of the Eligible Senior

Notes Claims by the Debtors, Reorganized Debtors, and/or Distribution Agent, with the cooperation of the Senior Notes Indenture Trustee and (iii) allowing the Senior Notes Indenture Trustee to enforce the subordination provisions contained in the Senior Notes Indenture; and provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Equity Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors; and provided, further, however, that the foregoing shall not effect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor; and provided, further, however, that to the extent provided in the New Term Loan, the guarantees of and Liens securing obligations under the Credit Agreement shall not be cancelled and shall guarantee or secure obligations under the New Term Loan and only such obligations.  The actual, documented fees and expenses of the Senior Notes Indenture Trustee and the Subordinated Notes Indenture Trustee shall be paid in Cash on the Effective Date by the Reorganized Debtor as Allowed Administrative Claims up to a cap of $495,000 with respect to the Senior Notes Indenture Trustee and a cap of $380,000 with respect to the Subordinated Notes Indenture Trustee, without the need for application to, or approval of, any court.  From and after the Confirmation Date, neither the Senior Notes Indenture Trustee nor the Subordinated Notes Indenture Trustee shall be entitled to incur any expenses on account of outside legal counsel.  The Senior Notes Indenture Trustee Charging Lien and the Subordinated Notes Indenture Trustee Charging Lien will be discharged solely upon the payment of each of their respective fees as set forth above.  For the purposes of clarity and notwithstanding anything contained herein, the fees and expenses of the Distribution Agent and the Warrant Agent (as defined in the New Warrant Agreement) shall be addressed by separate agreement and not subject to the caps described herein.

H.                                    Surrender of Existing Securities

On the Effective Date, the Senior Notes and the Subordinated Notes shall be deemed extinguished.

I.                                         Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including:  (1) adoption or assumption, as applicable, of the Management Employment Agreements; (2) selection of the directors and officers for Reorganized Hawaiian Telcom Holdco and the other Reorganized Debtors; (3) the distribution of the New Common Stock; (4) implementation of the Restructuring Transactions; (5) the reservation of

10% of the Outstanding New Common Stock on account of the Management Equity Incentive Program; (6) the Debtors’ annual performance compensation program for the 2009 calendar year; (7) the execution and entry into the New Term Loan and all documents, instruments, agreements and financing statements in connection therewith; (8) the termination of the Debtors’ stock option plan and related stock option agreements; and (9) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors, Reorganized Hawaiian Telcom Holdco or the other Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors, Reorganized Hawaiian Telcom Holdco or the other Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors, Reorganized Hawaiian Telcom Holdco or the other Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of Reorganized Hawaiian Telcom Holdco and the other Reorganized Debtors, including the New Term Loan and any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article V.H shall be effective notwithstanding any requirements under non-bankruptcy law.  The issuance of the New Common Stock shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

J.                                       Certificates of Incorporation and By-Laws

Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtors’ Certificates of Incorporation will be amended to prohibit the issuance of non-voting equity securities.  After the Effective Date, the Reorganized Debtors may amend and restate their respective Certificates of Incorporation and By-Laws and other constituent documents as permitted by the laws of their respective states, provinces or countries of formation and their respective Certificates of Incorporation and By-Laws.

K.                                    Directors and Officers of Reorganized Hawaiian
Telcom Holdco and the other Reorganized Debtors

As of the Effective Date, the term of the current members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the New Hawaiian Telcom Holdco Board, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective Certificates of Incorporation and By-Laws.  The New Hawaiian Telcom Holdco Board will consist initially of no fewer than five directors and no more than seven directors, each with telecom/public utility operating company or financial management/consulting expertise.  The Debtors’ Chief Executive Officer shall serve as one of the directors of Reorganized Hawaiian Telcom Holdco.  The Senior Secured Parties shall select, and the Debtors shall disclose, the other members of the New Hawaiian Telcom Holdco Board prior to the Confirmation Hearing.  To the extent any such director or officer is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable Certificate of Incorporation, By-Laws and other constituent documents of Reorganized Hawaiian Telcom Holdco or other Reorganized Debtor, as applicable.

Hawaiian Telcom Holdco, Inc.’s officers immediately prior to the Effective Date shall serve as the initial officers of Reorganized Hawaiian Telcom Holdco on and after the Effective Date.

L.                                      Management Equity Incentive Program

On the Effective Date, 10% of the Outstanding New Common Stock shall be set aside for purposes of the Management Equity Incentive Program.

M.                                  Assumption of Collective Bargaining Agreement

On the Effective Date, the Reorganized Debtors shall assume that certain collective bargaining agreement with the International Brotherhood of Electrical Workers, Local 1357, dated September 13, 2008, subject to section 365 of the Bankruptcy Code and Article IX of the Plan.

N.                                    Pension Plans

The Reorganized Debtors will continue to sponsor the Hawaiian Telcom Hourly Employees Pension Plan and the Hawaiian Telcom Management Pension Plan as defined in section 3(35) of the Employee Retirement Income Security Act of 1974 (“ERISA”).  The Confirmation Order will provide that (a) the Hawaiian Telcom Hourly Employees Pension Plan and the Hawaiian Telcom Management Pension Plan are subject to the minimum funding requirements of ERISA and the Internal Revenue Code, (b) no provision of the Plan, the Confirmation Order or section 1114 of the Bankruptcy Code shall, or shall be construed to, discharge, release or relieve the Debtors or any other party from any liability with respect to the Debtors’ pension plans under ERISA or the Internal Revenue Code and (c) neither the PBGC nor the Debtors’ pension plans will be enjoined from enforcing such liability as a result of any provisions in the Plan or the Confirmation Order for satisfaction, release or discharge of Claims.

Notwithstanding any provision of the Plan or the Confirmation Order to the contrary, neither the Plan nor the Confirmation Order will release, discharge or exculpate the Debtors, the Reorganized Debtors or any third party from any debt owed to the Debtors’ pension plans or the PBGC under ERISA or the Internal Revenue Code or enjoin or prevent the Debtors’ pension plans and the PBGC from collecting any such liability from a liable party.

O.                                    Management Employment Agreements

On the Effective Date, the Reorganized Debtors shall assume the Management Employment Agreements.

P.                                     2009 Performance Compensation Program

Unless otherwise approved during the Chapter 11 Cases by the Bankruptcy Court, on the Effective Date, the Debtors’ annual performance compensation program for the 2009 calendar year, which is set forth in the Plan Supplement will be deemed approved without any further action by the Debtors or the Reorganized Debtors, provided, however, that the distributions thereunder shall not exceed $8.5 million in the aggregate.

Q.            Effectuating Documents; Further Transactions

On and after the Effective Date, Reorganized Hawaiian Telcom Holdco, the other Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of Reorganized Hawaiian Telcom Holdco and the other Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.

R.                                     Section 1146 Exemption

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

S.                                      Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, except as set forth below, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, including, without limitation, the Cash Collateral Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of Confirmation or consummation of the Plan.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any entity shall vest in the Reorganized Debtors, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Creditors’ Committee Avoidance Actions shall be assigned to the Litigation Trust for the benefit of holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims, and the Litigation Trust shall have the exclusive authority to commence, prosecute and/or settle the Creditors’ Committee Avoidance Actions.

ARTICLE VI.

RIGHTS OFFERING

A.                                     Issuance of Subscription Rights

Each Eligible Senior Notes Claim Holder shall receive Subscription Rights entitling such holder to purchase its Pro Rata share as of the Rights Offering Record Date of 3,125,000 shares of New Common Stock which shall be issued on the Effective Date or as soon as practicable thereafter.  Eligible Senior Notes Claim Holders shall have the right, but not the obligation, to participate in the Rights Offering as provided herein.

B.                                     Subscription Period

The Rights Offering shall commence on September 23, 2009.  Each Eligible Senior Notes Claim Holder intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Rights and pay the Subscription Purchase Price with respect thereto prior to the Subscription Expiration Date.  After the Subscription Expiration Date, any exercise of Subscription Rights shall be null and void and the Debtors shall not be obligated to honor any such purported exercise received by the Rights Offering Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

C.                                    Subscription Purchase Price

Each holder of a Subscription Right shall be required to pay, on or prior to the Subscription Expiration Date, the Subscription Purchase Price for each share of the New Common Stock to be issued thereunder.

D.                                    Exercise of Subscription Rights

To exercise Subscription Rights, each Eligible Senior Notes Claim Holder must:  (a) return a duly completed Subscription Form to the Rights Offering Agent so that such Subscription Form is actually received by the Rights Offering Agent on or before the Subscription Expiration Date and (b) pay to the Rights Offering Agent on or before the Subscription Expiration Date the Subscription Purchase Price multiplied by the number of shares of New Common Stock it seeks to purchase in accordance with the wire instructions set forth on the Subscription Form, or by bank check or cashier’s check delivered to the Rights Offering Agent together with such Subscription Form.

If, on or prior to the Subscription Expiration Date, the Rights Offering Agent for any reason does not receive from a given holder of Subscription Rights both a duly completed Subscription Form and immediately available funds as set forth above, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering shall be deposited and held by the Rights Offering Agent in the Rights Offering Trust Account.  The Rights Offering Agent will maintain the Rights Offering Trust Account for the purpose of holding the money for administration of the Rights Offering until the Effective Date or such other later date at the option of the Reorganized Debtors.  The Rights Offering Agent shall not use such funds for any other purpose and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

Each Eligible Senior Notes Claim Holder may exercise all or any portion of such holder’s Subscription Rights pursuant to the Subscription Form.  The valid exercise of Subscription Rights shall be irrevocable.  To facilitate the exercise of the Subscription Rights, on the commencement date of the Rights Offering, the Debtors will mail a Subscription Form to each Eligible Senior Notes Claim Holder as of the Rights Offering Record Date together with instructions for the proper completion, due execution and timely delivery of such Subscription Form, as well as instructions for payment.  The Debtors may adopt such additional detailed procedures consistent with the provisions of this Article VI.D to more efficiently administer the exercise of the Subscription Rights.

E.                                     Transfer Restriction; Revocation

The Subscription Rights are not transferable.  Any such transferor attempted transfer is null and void and the Debtors will not treat any purported transferee as the holder of any Subscription Right.  Once the Eligible Senior Notes Claim Holder has properly exercised its Subscription Rights, such exercise will not be permitted to be revoked.

F.                                     Application of Excess Cash Proceeds

To the extent subscribed, any net proceeds of the Rights Offering resulting in pro forma cash in excess of $75 million will be delivered to the Senior Secured Parties and the outstanding amount of the New Term Loan shall be reduced on a dollar-for-dollar basis.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Timing and Calculation of Distributions

1.             Record Date for Distributions

On the Distribution Notification Date, the Claims Register will be closed and any party responsible for making distributions shall be authorized and entitled to recognize only those holders of Claims listed on the Claims Register as of the close of business on the Distribution Notification Date.  If a Claim, other than one based on a publicly traded security is transferred 20 days or fewer before the Distribution Notification Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.             Calculation of Distributions

Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), the Debtors or the Reorganized Debtors, as applicable, shall make distributions on account of all Allowed Claims entitled to receive distributions under the Plan.

Notwithstanding any provisions otherwise in the Plan and except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.  In the event there are Disputed Claims requiring adjudication and resolution, Reorganized Hawaiian Telcom Holdco shall establish appropriate reserves for potential payment of such Claims.

B.                                     Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.             Delivery of Distributions in General

Except as otherwise provided herein, the Debtors or the Reorganized Debtors, as applicable, shall make distributions to holders of Allowed Claims at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided however, that the manner of such distributions shall be determined at the discretion of the Debtors or the Reorganized Debtors, as applicable; and provided further, however, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim filed by such holder.

2.             Delivery of Distributions to Holders of Senior Secured Claims

The Senior Secured Agent shall be deemed to be the holder of all Senior Secured Claims, as applicable, for purposes of distributions to be made hereunder, and the Distribution Agent shall make all distributions on account of such Senior Secured Claims to or on behalf of the Senior Secured Agent.  The Senior Secured Agent shall hold or direct such distributions for the benefit of the holders of Allowed Senior Secured Claims, as applicable.  As soon as practicable following compliance with the requirements set forth in Article V.G of the Plan, the Senior Secured Agent shall arrange to deliver such distributions to or on behalf of such holders of Allowed Senior Secured Claims; provided, however, the Senior Secured Agent shall retain all rights as Agent under the Credit Agreement in connection with delivery of distributions to the Senior Secured Parties; and provided further, however, that the Debtors’ obligations to make distributions in accordance with Article III shall be deemed satisfied upon delivery of distributions to the Senior Secured Agent.

3.                                       Delivery of Distributions to Holders of Senior Notes Claims

(a)                                  Senior Notes Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize a Proof of Claim filed by the Senior Notes Indenture Trustee in respect of the Senior Notes Claims.  Accordingly, any Claim, proof of which is by the registered or beneficial holder of a Claim, may be disallowed as duplicative of the Claim of the Senior Notes Indenture Trustee, without need for any further action or Bankruptcy Court order.

(b)                                 Distributions to Holders of Senior Notes Claims

Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Senior Notes Indenture shall continue in effect to the extent necessary to make distributions pursuant to this Plan on account of Eligible Senior Notes Claims Holders and shall terminate completely upon completion of all such distributions; provided, however, all distributions to be made under the Plan to holders of Eligible Senior Notes Claims shall be made by the Debtors, Reorganized Debtors and/or Distribution Agent, with the cooperation of the Senior Notes Indenture Trustee, to the holders of the Eligible Senior Notes Claims.  All payments to Eligible Senior Notes Claims Holders shall only be made to such holders after the surrender by each such holder of the Senior Notes certificates representing such Senior Notes Claims, or in the event that such certificate is lost, stolen, mutilated or destroyed, upon the holder’s compliance with the requirements set forth above.  Upon surrender of such Senior Notes certificates, the Senior Notes shall be cancelled and destroyed.  As soon as practicable after surrender of the Senior Notes certificates evidencing Allowed Senior Notes Claims, the Debtors, Reorganized Debtors and/or the Distribution Agent, with the cooperation of the Senior Notes Indenture Trustee, shall distribute to the holder thereof such holder’s pro rata share of the distribution.

(c)                                  Holders as of the Distribution Notification Date

As of the close of business on the Distribution Notification Date, (i) the claims register will be closed, (ii) the transfer books and records of the Senior Notes as maintained by the Senior Notes Indenture Trustee or its agent shall be closed and (iii) any transfer of any Senior Note Claim or any interest therein shall be prohibited.  The Debtors, the Reorganized Debtors and the Senior Notes Indenture Trustee shall have no obligation to recognize any transfer of any Senior Notes Claims occurring after the close of business on the Distribution Notification

Date, and shall instead be entitled to recognize and deal for all purposes under this Plan with only those holders of record as of the close of business on the Distribution Notification Date.

4.             Distributions by Distribution Agent

The Debtors or the Reorganized Debtors, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder.  As a condition to serving as a Distribution Agent, a Distribution Agent must (a) affirm its obligation to facilitate the prompt distribution of any documents, (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required hereunder and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required hereunder that are to be distributed by such Distribution Agent; provided, however, that the Senior Notes Indenture Trustee shall retain the right to set off against the distributions required hereunder.  The Debtors or the Reorganized Debtors, as applicable, may pay to the Distribution Agent all reasonable and documented fees and expenses of the Distribution Agent without the need for any approvals, authorizations, actions or consents.

5.             Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $10 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars.  Whenever any payment or distribution of a fraction of a dollar or a share of New Common Stock or other means of distribution under the Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar, share, Equity Interest or other similar distribution item.

6.             Undeliverable Distributions

In the event that any distribution to any holder of a Claim is returned as undeliverable, no distribution to such holder shall be made unless and until the Distribution Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order of the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property or Equity Interest in property shall be discharged and forever barred.

7.             Distributions Withheld for Disputed Claims

Until such time as all Proofs of Claim, including Proofs of Claim arising out of Article IX.B of the Plan, are filed and Disputed Claims are Allowed or disallowed, the Debtors shall reserve Cash from distributions to holders of Allowed General Unsecured Claims in an amount equal to the distributions to which holders of Disputed Claims would be entitled if all such Claims were to become Allowed Claims.

8.             Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provisions in the Plan to the contrary, the Reorganized Debtors and the Distribution Agents shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

9.             Allocations

For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

10.           No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Cash Collateral Order or the Confirmation Order, or required by applicable bankruptcy law,

postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no holder of any Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim.

11.           Setoffs and Withholdings

Except with respect to distributions to be made to holders of Allowed Senior Secured Claims and Allowed Senior Notes Claims, the Distribution Agent may withhold (but not, except as set forth below, set off) from the distribution called for on account of any Allowed Claim an amount equal in value to any claims, rights and Causes of Action of any nature that the distributing Debtor may hold against the holder of that Claim.  To the extent the value of the Debtors’ claim, rights or Cause of Action against a particular claimant is undisputed, resolved by settlement or has been adjudicated by Final Order of any court, the Debtors, the Reorganized Debtors or the Distribution Agent may set off that value against distributions that would otherwise become due to such claimant.  Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors, as applicable, of any claims, rights or Causes of Action that the Debtors may possess against any claimant.

ARTICLE VIII.

PROCEDURES FOR RESOLVING
CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

A.                                     Resolution of Disputed Claims

1.             Allowance of Claims

After the Effective Date, the Reorganized Debtors shall have and shall retain any and all rights and defenses that the Debtors had with respect to any Claim, except with respect to any Claim deemed Allowed under the Plan.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim.  All settled claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

2.             Prosecution of Objections to Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date until the applicable Claims Objection Bar Date, the Reorganized Debtors, shall have the exclusive authority to file objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court.  The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.             Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

4.             Expungement or Adjustment to Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Reorganized Debtors, and any Claim that has been amended may be adjusted thereon by the Reorganized Debtors, in both cases without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

5.             Deadline to File Objections to Claims

Any objections to Claims shall be filed no later than the applicable Claims Objection Bar Date.

B.                                     Disallowance of Claims

All Claims of any entity from which property is sought by the Debtors under section 542, 543, 550 or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be disallowed if (1) the entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT ON OR BEFORE THE LATER OF (1) THE CONFIRMATION HEARING AND (2) 45 DAYS AFTER THE APPLICABLE DEADLINE FOR FILING SUCH PROOFS OF CLAIM.

C.                                    Amendments to Claim

On or after the Effective Date, except as otherwise provided herein, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

D.                                    No Distributions Pending Allowance

If an objection to a Claim or portion thereof is filed prior to the Effective Date, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

E.                                     Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions, if any, shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the holder of such Claim the distribution, if any, to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE IX.

TREATMENT OF EXECUTORY
CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases

1.                                       Assumption or Rejection of

Executory Contracts and Unexpired Leases

Each Executory Contract or Unexpired Lease shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123(b)(2) of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease:

(a)                                  has been previously assumed, assumed and assigned or rejected by the Debtors pursuant to a  Final Order of the Bankruptcy Court entered prior to the Effective Date;

(b)                                 is the subject of a motion to assume, assume and assign or reject pending as of the Effective Date;

(c)                                  is listed on the schedule of “Rejected Executory Contracts and Unexpired Leases” in the Plan Supplement.

2.                                       Approval of Assumption or Rejection of

Executory Contracts and Unexpired Leases

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions or rejections described in this Article pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or rejection of such Executory Contract or Unexpired Lease, including objecting to the cure amount designated by the Debtors as payable in connection with an assumption, will be deemed to have consented to such assumption or rejection and agreed to the specified Cure Claim amount.

B.                                     Claims on Account of the Rejection of
Executory Contracts or Unexpired Leases

All Proofs of Claim arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors or the Reorganized Debtors, as applicable, no later than thirty (30) days after the earlier of (a) entry of an order approving the rejection of such Executory Contract or Unexpired Lease or (b) the Effective Date.

Any entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors or the Reorganized Debtors or their estates and property, and the Debtors and the Reorganized Debtors their estates and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article XI.D hereof.

C.                                    Procedures for Counterparties to Executory Contracts
and Unexpired Leases Assumed Pursuant to the Plan

A notice of the Effective Date, including notice regarding the assumption of Executory Contracts or Unexpired Leases, will be sent to all known holders of a Claim.  For known non-Debtor parties to Executory Contracts and Unexpired Leases assumed pursuant to the Plan, such notice or separate notices will be sent on or as soon as practicable after the Effective Date notifying such counterparties that have been assumed or assumed and assigned pursuant to the Plan.

1.                                       Executory Contracts and Unexpired Leases, Other than Unexpired
Leases of Nonresidential Real Property, Assumed Pursuant to the Plan

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.  At least ten (10) days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties, the Senior Secured Parties and the Creditors’ Committee, and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing.  Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such matters.

In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganizing Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  If an objection to cure is sustained by the Bankruptcy Court, the Debtors, in their sole option, may elect to reject such executory contract or unexpired lease in lieu of assuming it.

D.                                    Survival of Corporate Reimbursement Obligations

The obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their directors, officers or employees who are directors, officers or employees, respectively, on or after the Confirmation Date, solely in their capacity as directors, officers or employees, against any Claims or obligations pursuant to the Debtors’ certificates, charters or articles of incorporation or by-laws, applicable state law or specific agreement or any combination of the foregoing, shall survive Confirmation, remain unaffected thereby and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

Notwithstanding anything to the contrary herein, the obligations of the Debtors as provided in the Debtors’ respective certificates, charters or articles of incorporation, by-laws, applicable law or other applicable agreements as of the Petition Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of directors or officers who were directors or officers of such Debtor at any time prior to the Effective Date, respectively, against any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Petition Date.  Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

As of the Effective Date, the By-Laws shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, directors and officers who were directors or officers of the Debtors at any time prior to the Effective Date at least to the same extent as the by-laws of each of the Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors shall amend and/or restate its Certificate of Incorporation or By-Laws before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations or such directors’ or officers’ rights.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

ARTICLE X.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.                                     Conditions

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.B hereof.

1.                                       The Confirmation Order, which shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate the Plan, shall have been entered and such order shall not have been stayed or modified or vacated on appeal.

2.                                       The Reorganized Debtors shall have received the necessary regulatory approvals.

3.                                       All documents and agreements necessary to implement the Plan, shall have (a) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements, (b) been tendered for delivery and (c) been effected or executed.

4.                                       All actions, documents, certificates and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with and approved by applicable governmental units in accordance with applicable laws.

5.                                       The Reorganized Debtors shall have a minimum of $45 million of Cash after cash distributions are made pursuant to the Plan.

B.                                     Waiver of Conditions

The conditions to the Effective Date set forth in this Article may be waived by the Debtors, with the consent of the Senior Secured Parties (which consent shall not be unreasonably withheld), without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

C.                                    Effect of Non-Occurrence of Conditions to the Effective Date

Unless otherwise agreed to by the Debtors and the Senior Secured Parties, if the Effective Date does not occur prior to the nine month anniversary of the Confirmation Date, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any holders of Claims against or Equity Interests in the Debtors or any other entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders of Claims against or Equity Interests in the Debtors or any other entity in any respect.

ARTICLE XI.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                     Compromise and Settlement

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments hereunder takes into account and conforms to the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code or otherwise.  As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised and released pursuant hereto.  The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (a) in the best interests of the Debtors, their estates and all holders of Claims, (b) fair, equitable and reasonable, (c) made in good faith and (d) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019.  In addition, the allowance, classification and treatment of Allowed Claims take into account any Causes of Action, whether under the Bankruptcy Code or otherwise under applicable non-bankruptcy law, that may exist between the Debtors, on the one hand, and the Releasing Parties, on the other (to the extent set forth in Article XI.B hereof); and, as of the Effective Date, any and all such Causes of Action are settled, compromised and released to the extent set forth in this Plan.  The Confirmation Order shall approve the releases by all entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant hereto.

B.                                     Releases

1.                                       Releases by the Debtors

As of the Effective Date, and subject to the release by the Releasing Parties in Article XI.B.2 hereof, the Debtors release all of the Releasing Parties from any and all Causes of Action held by, assertable on behalf of or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan and the ownership, management and operation of the Debtors; provided, however, the foregoing shall not operate as a waiver of or release from any Cause of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtors or any reimbursement obligation of any former director, officer or employee with respect to a loan, advance made by the Debtors to such former director, officer or employee and is not a waiver or release for any attorneys retained in connection with the Chapter 11 Cases from claims by their respective clients.

2.                                       Limited Releases by the Releasing Parties

In consideration for the releases by the Debtors in Article XI.B.1 hereof and other valuable consideration, except as otherwise provided under the Plan, as of the Effective Date, each of the Releasing Parties, in any capacity, at its option, generally releases the Debtors, the Reorganized Debtors and their respective subsidiaries and affiliates, in each case in any capacity, from any and all Causes of Action held by, assertable, on behalf of or derivative from such Releasing Party, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan and the ownership, management and operation of the Debtors.  The releases by the Debtors in Article XI.B.1 hereof shall be provided only to Releasing Parties who execute and deliver to the Debtors a release as provided for in this Article XI.B.2 and in a form acceptable to the Debtors.

3.                                       Approval of the Releases

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases set forth in this Article XI.B and its finding that the releases are (a) in exchange for good and valuable considerations, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, their estates or the Reorganized Debtors to assert any Claim or Cause of Action thereby released.

C.                                    Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, neither the Debtors, the Reorganized Debtors, the Senior Secured Agent, the Senior Secured Parties, the Creditors’ Committee or their respective employees, officers, directors, current or former members or professionals shall have or incur any liability to any entity for any postpetition act taken or omitted to be taken in connection with or related to the formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors unless such suit is commenced in all instances before the Court, which Court shall have original jurisdiction over all such suits.

D.                                    Injunction

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner against the Debtors or the Reorganized Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

Except as otherwise expressly provided for herein or in obligations issued pursuant hereto, from and after the Effective Date, all entities shall be precluded from asserting against the Debtors, the debtors in possession, the Debtors’ estates, the Reorganized Debtors, any of their successors and assigns, any other claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including, without limitation, any interest accrued on claims from and after the Petition Date, against the Debtors or any of their assets, property or estates.  On the Effective Date, all such claims against, and Equity Interests in the Debtors shall be fully released and discharged.

Except as otherwise expressly provided for herein or in obligations issued pursuant hereto from and after the Effective Date, all Claims against and Equity Interests in the Debtors shall be fully released and discharged, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code.

All entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their assets and properties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

ARTICLE XII.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN; (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR; (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

ARTICLE XIII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain the maximum legally permissible jurisdiction over the Chapter 11 Cases and all entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan, including, without limitation, jurisdiction to:

1.                                       allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Administrative Claim, the resolution of any and all objections to the allowance or priority of any Claim and the resolution of any and all issues related to the release of Liens upon payment of a secured Claim;

2.                                       grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Confirmation Date;

3.                                       resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to the Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Rejected Contracts;

4.                                       ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.                                       decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the date hereof or that may be commenced in the future, and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

6.                                       enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, the Plan Supplement or the Disclosure Statement;

7.                                       resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any entity’s obligations incurred in connection with the Plan;

8.                                       hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

9.                                       issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;

10.                                 resolve any cases, controversies, suits or disputes with respect to the releases by the Debtors, the exculpation and other provisions contained in Article XI hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

11.                                 enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

12.                                 resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and

13.                                 enter an order concluding any or all of the Chapter 11 Cases.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.                                     Dissolution of Creditors’ Committee

Except as otherwise provided herein, on the Effective Date, the Creditors’ Committee shall dissolve and its respective members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall be deemed to remain in existence solely with respect to applications filed pursuant to sections 330 and 331 of the Bankruptcy Code.

B.                                     Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in the Plan:  (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order; (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; and (3) the Debtors reserve the right to modify the Plan to implement the sale of all or substantially all of the assets of the Debtors pursuant to sections 363 and 1123 of the Bankruptcy Code, provided, however, without the consent of the Senior Secured Parties, the Debtors shall not amend or modify the Plan to the extent that such amendment or modification affects the economic distributions provided for herein.

C.                                    Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other entity; (b) prejudice in any manner the rights of the Debtors or any other entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other entity.

D.                                    Successors and Assigns

The rights, benefits and obligations of any entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E.                                     Reservation of Rights

Except as expressly set forth herein, including, without limitation, with respect to votes cast on the ballots to vote to accept or reject the Plan or the elections made on the Subscription Forms, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order.  Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of:  (1) any Debtor with respect to the holders of Claims or Equity Interests or other entity; or (2) any holder of a Claim or an Equity Interest or other entity before the Effective Date.

F.                                     Authority of the Reorganized Debtors to Impose Stock Trading Restrictions

On the Effective Date, the New Hawaiian Telcom Holdco Board shall be authorized, in certain circumstances, to impose trading restrictions on New

Common Stock pursuant to the Certificates of Incorporation and as described more fully in the Disclosure Statement.

G.                                    Section 1145 Exemption

The offering, issuance and distribution of the New Common Stock, the New Warrants and the New Common Stock deliverable upon exercise of the New Warrants, and any subsequent sales, resales or transfers, or other distributions of any such securities, shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

H.                                    Payment of Statutory Fees

The Reorganized Debtors shall pay all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

I.                                         Section 1125(e) Good Faith Compliance

The Debtors, Reorganized Hawaiian Telcom Holdco, the Senior Secured Agent, Senior Notes Indenture Trustee, the Subordinated Notes Indenture Trustee, the Creditors’ Committee and its individual members, and each of their respective advisors and representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

J.                                       Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all holders of Claims receiving distributions hereunder and all other entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

K.                                    Severability

If, before Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted, provided that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors and, to the extent such alteration or interpretation affects the rights or treatment of holders of General Unsecured Claims, the Creditors’ Committee or its members, the Creditors’ Committee; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing.  Notwithstanding any such order by the Bankruptcy Court, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

L.                                      Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Hawaiian Telcom Communications, Inc.

1177 Bishop Street

Honolulu, Hawaii 96813

Attn.:  General Counsel

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY  10022

Telephone: (212) 446–4800

Facsimile:  (212) 446–4900

Attn.: Richard M. Cieri

Paul M. Basta

Christopher J. Marcus

Brian S. Lennon

Cades Schutte LLP

1000 Bishop Street, Suite 1200

Honolulu, Hawaii 96813-4202

Telephone: (808) 521-9200

Facsimile:  (808) 521-9210

Attn.:   Nicholas C. Dreher

Theodore C. Young

To the Senior Secured Agent:

Weil, Gotshal & Manges LLP

767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8000
Facsimile:  (212) 310-8007

Attn.:   Brian S. Rosen

Ronit J. Berkovich

To the Creditors’ Committee:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY  10104

Telephone: (212) 468-8051

Facsimile:  (212) 468-7900

Attn.:   Brett H. Miller

To the State of Hawaii:

O’Connor Playdon & Guben LLP

Makai Tower, 24th Floor

733 Bishop Street

Honolulu, HI 96813

Attn.:   Jerrold K. Guben

Telephone: (808) 524-8350

Facsimile:  (808) 531-8628

M.                                  Filing of Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

N.                                    No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

Dated:  December 30, 2009

Respectfully submitted,

HAWAIIAN TELCOM COMMUNICATIONS, INC. (on behalf of itself and the other Debtors and Debtors in Possession)

By:	/s/ Robert F. Reich
Robert F. Reich Senior Vice President, Chief Financial Officer and Treasurer

Prepared by:

CADES SCHUTTE LLP		KIRKLAND & ELLIS LLP
Nicholas C. Dreher (Bar No. 1299-0)		Richard M. Cieri
Theodore C. Young (Bar No. 5735-0)		Paul M. Basta
1000 Bishop Street, Suite 1200		Christopher J. Marcus
Honolulu, Hawaii 96813-4202		Brian S. Lennon
Telephone:	(808) 521-9200	601 Lexington Avenue
Facsimile:	(808) 521-9210	New York, New York 10022—4611
		Telephone:	(212) 446—4800
		Facsimile:	(212) 446—4900

Co-Counsel for the Debtors and Debtors in Possession